                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the registrant /X/

Filed by a party other than the registrant / /

Check the appropriate box:

/ / Preliminary proxy statement             / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

/X/ Definitive proxy statement

/ / Definitive additional materials

/ / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                                   NICOR Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

/X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

(5) Total fee paid:

- --------------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

- --------------------------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

- --------------------------------------------------------------------------------

(2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

(3) Filing party:

- --------------------------------------------------------------------------------

(4) Date filed:

- --------------------------------------------------------------------------------

                                   NICOR INC.
                 P.O. BOX 3014, NAPERVILLE, ILLINOIS 60566-7014
                                  708/305-9500

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 3, 1995

The Annual Meeting of Stockholders of NICOR Inc. will be held at The Northern Trust Company, 6th Floor Assembly Room, 50 South LaSalle Street, Chicago, Illinois, on Wednesday, May 3, 1995, at 10:30 a.m., Central Daylight Saving Time, for the following purposes, all as set forth in the accompanying proxy statement:

     (1) election of a Board of Directors; and

     (2) ratification of the Board of Directors' appointment of Arthur Andersen LLP as independent auditors for the company for 1995.

Only stockholders of record on the books of the company at the close of business on March 6, 1995, will be entitled to vote at the meeting. The stock transfer books will not be closed.

                                          DAVID L. CYRANOSKI
                                          Vice President, Secretary
                                          and Controller
March 22, 1995

                                   IMPORTANT

The company has approximately 44,000 registered stockholders. In order that there may be a proper representation at the meeting, you are urged to vote, sign and mail all proxies you receive even though you plan to attend. If you attend the meeting you may, if you wish, vote personally on all matters brought before the meeting.

Your prompt action in returning your proxy will be greatly appreciated. A return envelope, requiring no postage if mailed in the United States, is enclosed for your convenience.

The Northern Trust Company is located at 50 South LaSalle Street, the northwest corner of LaSalle and Monroe Streets. The map below shows parking garages and lots in the immediate vicinity.

                                PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of NICOR Inc., P.O. Box 3014, Naperville, Illinois 60566-7014, for use at the Annual Meeting of Stockholders to be held on May 3, 1995.

The cost of soliciting proxies will be borne by the company. In addition to solicitation by mail, officers and regular employees of the company may solicit proxies by telephone, by facsimile or in person.

A copy of the company's 1994 Annual Report, the Proxy Statement and the Form of Proxy is scheduled to be mailed on or about March 22, 1995, to all stockholders of record on March 6, 1995.

                                     VOTING

As of March 6, 1995, the company had outstanding 51,157,328 shares of Common Stock and 193,254 shares of Preferred Stock. Each share outstanding on the record date for the meeting, regardless of class, entitles the holder thereof to one vote upon each matter to be voted upon at the meeting. Stockholders have cumulative voting rights in the election of Directors. For each share of stock owned, a stockholder is entitled to one vote for each Director nominee and may accumulate the total number of votes (determined by multiplying the number of shares held by the number of Directors to be elected) and cast them all for a single nominee or distribute them among any number of nominees. A majority of the outstanding shares of the company will constitute a quorum for purposes of the meeting. If a quorum is present, in person or by proxy, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the election of Directors will be required for the election of Directors. As a result, shares represented at the meeting and entitled to vote for Directors, but which withhold votes for Directors, will in effect be counted against the election, while shares held in the name of a broker which are represented at the meeting but not authorized to vote on this matter ("broker nonvotes") will not affect the outcome.

Any stockholder giving a proxy will have the right to revoke it at any time prior to the voting thereof by giving written notice to the Secretary of the company. All shares represented by valid proxies will be voted at the meeting or at any adjournment thereof as directed by the stockholders. In the absence of specific direction to the contrary, the shares represented by valid proxies will be voted FOR the election as Directors of all nominees herein named and, unless otherwise specified, FOR ratification of appointment of independent auditors. In the event that any Director nominee shall be unable to serve, which is not now contemplated, the proxy holders may, but need not, vote for a substitute nominee. If stockholders withhold authority to vote for specific nominees, the proxies may accumulate such votes and cast them for other nominees. While the Board of Directors does not otherwise presently anticipate cumulating votes pursuant to proxies it obtains as a result of this solicitation, it reserves the discretionary authority to accumulate such votes and vote for less than all of the nominees named herein.

ITEM 1.  ELECTION OF DIRECTORS

The Directors to be elected are to hold office until the next succeeding annual meeting of stockholders or until their successors are elected and qualified.

NOMINEES

The names of the nominees and certain additional information concerning them are set forth below. This information includes business experience during the last five years and other directorships currently held with companies whose securities are registered with the Securities and Exchange Commission. Each Director will also be a Director of Northern Illinois Gas Company, a subsidiary of NICOR Inc.

- ----------------  ROBERT M. BEAVERS, JR.; Age 51

                  Director since 1992; Common Shares 2,510
                  Business experience during last five years:  Senior Vice President since
   [PHOTO]             1980 as well as Zone Manager 1980-1983, McDonald's Corporation.
                       (Restaurants)
                  Directorship:  McDonald's Corporation.

- ----------------

- ----------------  JOHN H. BIRDSALL, III; Age 51

                  Director since 1982; Common Shares 1,320,430
   [PHOTO]             Business experience during last five years:  Private Investor; formerly
                       President, 1982-1986, Birdsall, Inc., a subsidiary of NICOR Inc.
                      (Containerized Shipping)
- ----------------

- ----------------  W. H. CLARK; Age 62

                  Director since 1989; Common Shares 1,000
                  Business experience during last five years:  Retired; formerly Chairman of
     [PHOTO]           the Board, 1984-1994 and Chief Executive Officer, 1982-1994 as well as
                       President, 1982-1990, Nalco Chemical Company. (Specialty Chemicals and
                       Services)
                  Directorships:  Bethlehem Steel Corporation; Diamond Shamrock, Inc.; James
- ----------------  River Corporation; Northern Trust Corporation; USG Corporation.

- ----------------  RICHARD G. CLINE; Age 60

                  Director since 1977; Common Shares 278,460
                  Business experience during last five years:  Chairman of the Board and
     [PHOTO]           Chief Executive Officer since 1986 as well as President, 1990-1994,
                       NICOR Inc.
                  Directorships:  Pet Incorporated; Whitman Corporation.

- ----------------

- ----------------  THOMAS L. FISHER; Age 50

                  Director since 1988; Common Shares 8,038
     [PHOTO]           Business experience during last five years:  President and Chief Operating
                       Officer since 1994, NICOR Inc., as well as President and Chief
                  Executive Officer since 1988, Northern Illinois Gas Company.

- ----------------

- ----------------  JOHN E. JONES; Age 60

                  Director since 1993; Common Shares 1,000-
                  Business experience during last five years:  Chairman of the Board and
    [PHOTO]            Chief Executive Officer since 1989 as well as President and Chief
                       Operating Officer since 1988, CBI Industries, Inc. (Industrial
                       Construction)
                  Directorships:  Allied Products Corporation; Amsted Industries, Inc.; CBI
- ----------------       Industries, Inc.; Interlake Corporation; Valmont Industries, Inc.

- ----------------  DENNIS J. KELLER; Age 53

                  Director since 1994; Common Shares 1,000
                  Business experience during the last five years:  Chairman of the Board and
    [PHOTO]
                       Chief Executive Officer since 1987, DeVry Inc., as well as Chairman of the Board and Chief Executive Officer since 1981, Keller Graduate
                       School of Management. (Technical and Management Education)
                  Directorship:  DeVry Inc.
- ----------------

- ----------------  CHARLES S. LOCKE; Age 66

                  Director since 1982; Common Shares 1,000
                  Business experience during last five years:  Retired; formerly Chairman of
    [PHOTO]            the Board and Chief Executive Officer, 1989-1994, Morton
                       International, Inc. (Specialized Chemicals, Automotive Safety Products
                       and Salt); Chairman of the Board and Chief Executive Officer,
                       1980-1989, Morton Thiokol, Inc. (High Technology Propulsion Systems,
- ----------------       Specialized Chemicals and Salt)
                  Directorships:  Avon Products, Inc.; Thiokol Corporation; Whitman
                  Corporation.

- ----------------  SIDNEY R. PETERSEN; Age 64

                  Director since 1987; Common Shares 3,325
                  Business experience during last five years:  Retired; formerly Chairman of
     [PHOTO]           the Board and Chief Executive Officer, 1980-1984, Getty Oil Company.
                       (Integrated Petroleum)
                  Directorships:  Avery Dennison Corporation; Broadway Stores, Inc.; Global
                       Natural Resources Inc.; Union Bank; Group Technologies Corporation.
- ----------------

- ----------------  DANIEL R. TOLL; Age 67
                  Director since 1986; Common Shares 2,000
                  Business experience during last five years:  Corporate and civic director;
     [PHOTO]           formerly President, 1980-1985, Walter E. Heller International
                       Corporation. (Financial Services)
                  Directorships:  Brown Group, Inc.; A. P. Green Industries, Inc.; Kemper
                       Corporation; Kemper National Insurance Company; Lincoln National
- ----------------       Convertible Securities Fund, Inc.; Lincoln National Income Fund, Inc.;
                       Mallinckrodt Group Inc.

- ----------------  PATRICIA A. WIER; Age 57

                  Director since 1990; Common Shares 2,867
                  Business experience during last five years:  Independent business
     [PHOTO]           consultant; formerly President, 1986-1993, Encyclopaedia Britannica
                       North America, a division of Encyclopaedia Britannica, Inc.
                       (Publishing)

- ----------------

BOARD AND COMMITTEE MEETINGS

The NICOR Board has an Audit Committee, a Compensation Committee and a Committee on Directors. During 1994 there were seven meetings of the Board of Directors, three meetings of the Audit Committee, five meetings of the Compensation Committee and five meetings of the Committee on Directors. All incumbent

Directors attended more than 75% of the aggregate number of meetings of the Board and Committees on which they served.

COMMITTEES

The Audit Committee, of which Messrs. Beavers, Birdsall, Keller, and Toll and Mrs. Wier (Chairman) are members, is responsible for recommending to the Board of Directors the appointment of independent auditors, reviewing the scope, fees and findings of audits and other services as performed by the independent auditors, reviewing the activities and findings of the internal audit staff and reviewing the company's system of internal controls.

Members of the Compensation Committee are Messrs. Clark, Jones, Locke (Chairman) and Petersen. The Committee is responsible for reviewing and approving or, where appropriate, making recommendations to the Board of Directors relating to executive changes, salaries and benefits.

The Committee on Directors members are Messrs. Clark, Jones, Locke and Toll (Chairman). The Committee is responsible for recommending Director nominees, Board committee members and nonmanagement Directors' compensation to the Board of Directors. Stockholders may recommend Director nominees for consideration by the Committee at any time in writing, giving pertinent background information.

DIRECTORS' COMPENSATION

Directors who are not company or subsidiary officers receive an annual retainer of $25,000, plus a $1,000 fee for each Board and Committee meeting attended. Committee Chairmen are paid an additional retainer of $5,000 per year. Directors may elect to defer the payment of retainers and fees using an interest equivalent option or a share unit option. The interest equivalent option accrues interest quarterly at a prime interest rate. Under the share unit option, deferred amounts are converted into share units based on the market price of NICOR Common Stock at the deferral date, with amounts equal to dividends and distributions paid on NICOR Common Stock during the interim converted into additional share units based on then current market prices for the company's Common Stock. At retirement, the Director will be entitled to a cash payment based on the number of share units then held and the then current market price of NICOR Common Stock. Once each year a Director may switch all or part of the balance between the interest equivalent option and the share unit option. Nonofficer Directors as a group received 4,406 share units for compensation deferred and dividends paid during 1994, with an average per share base price of $25.74. Since 1985, the company has had in place a program under which Directors who are not eligible to receive a pension from the company or any of its subsidiaries will receive a pension equal to the annual retainer paid to nonemployee Directors at the time of retirement from the Board for a period equal to the number of years served as a Director but not to exceed ten years. This program will be discontinued at the end of the term for Directors in 1995 and amounts earned through the current Directors' term will be credited to the Director and will be paid following the Directors' retirement under the terms of the program. Under a program effective with the 1995-

1996 term for Directors, Directors will receive a grant of 300 shares of NICOR Inc. Common Stock, together with a cash award equivalent to the then market value of the shares, five months following commencement of each term that they serve.

SECURITY OWNERSHIP OF MANAGEMENT

Set forth below is the number of shares of the company's Common Stock beneficially owned by each of the Directors and executive officers of the company and by all Directors and executive officers as a group as of March 6, 1995, with sole voting and investment power except as otherwise noted. No Director or executive officer beneficially owns more than 1% of the outstanding shares of Common Stock except Mr. Birdsall, who beneficially owns 2.6% of the outstanding shares, and no Director or executive officer owns any shares of Preferred Stock.

                                                                                                AMOUNT AND NATURE
                 NAME AND BENEFICIAL OWNER                           POSITION                OF BENEFICIAL OWNERSHIP
                 -------------------------                           --------                -----------------------
Robert M. Beavers, Jr. .................................  Director                                      2,510
John H. Birdsall, III...................................  Director                                  1,320,430(1)
W. H. Clark.............................................  Director                                      1,000
Richard G. Cline........................................  Director and Executive Officer              278,460(2)
David L. Cyranoski......................................  Executive Officer                             8,330(2)(3)
Thomas L. Fisher........................................  Director and Executive Officer                8,038
John C. Flowers.........................................  Executive Officer                             5,789(2)(3)
John E. Jones...........................................  Director                                      1,000
Dennis J. Keller........................................  Director                                      1,000
Charles S. Locke........................................  Director                                      1,000
Donald W. Lohrentz......................................  Executive Officer                             6,130(2)(3)
Thomas A. Nardi.........................................  Executive Officer                             4,779(2)(3)
Sidney R. Petersen......................................  Director                                      3,325(3)
Daniel R. Toll..........................................  Director                                      2,000
Patricia A. Wier........................................  Director                                      2,867
Directors and Executive Officers as a Group.............                                            1,646,658(1)(2)(3)
  Percentage of class...................................                                                 3.21

- ---------------

(1) Includes 25,200 shares of Common Stock owned through a trust in which Mr. Birdsall is cotrustee with shared voting and investment power and for which he disclaims any beneficial interest and 1,049,050 shares of Common Stock owned through a trust for the benefit of Mr. Birdsall and his family in which he is cotrustee with shared voting and investment power.
(2) Includes shares which the following individuals have a right to acquire or will have a right to acquire within 60 days through the exercise of stock options: Mr. Cline, 135,000; Mr. Cyranoski, 7,000; Mr. Flowers, 3,000; Mr. Lohrentz, 5,000; Mr. Nardi, 4,000; and all Directors and executive officers as a group, 154,000, and 703 shares held by the NI-Gas Savings Investment Plan Trust for Mr. Nardi.

(3) Includes shares held jointly with a spouse or in trust or as custodian for family members as follows: Mr. Cyranoski, 1,330; Mr. Flowers, 2,789; Mr. Lohrentz, 1,130; Mr. Nardi, 76; Mr. Peterson, 3,325; and all Directors and executive officers as a group, 8,650.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The following information regarding compensation is given with respect to the Chief Executive Officer and the other executive officers of the company.

  Executive Compensation Philosophy

Executive compensation at NICOR is intended to assure that the company has management capable and motivated to serve customer, employee and stockholder interests. NICOR's executive compensation program is based upon two objectives:

        1) Provide market-competitive compensation opportunities; and

        2) Create strong links between shareholder value, financial performance and the pay of the company's top officers.

To achieve these objectives, the Compensation Committee reviews executive assignments, responsibilities and performance. The Committee establishes or, where appropriate, makes recommendations to the Board of Directors for executive compensation program design and participation; salaries; and incentive compensation opportunities, performance objectives and awards. The Committee is composed of outside directors, none of whom has interlocking relationships with company executives. The Committee has access to compensation consultants and to competitive pay and industry compensation practices.

NICOR's executive compensation program has two components -- annual compensation and long-term incentive compensation.

The annual compensation program is composed of base salary and annual incentive compensation.

     Individual salaries are set within salary ranges based on periodic comparison to actual pay for comparable positions in the gas utility, diversified utility and general industries which are blended together for comparison purposes. This blended group is different than the S&P Utilities Index shown in the Performance Graph following this report. The S&P Utilities Index includes gas distribution, pipeline, electric and communication companies. The compensation surveys used in NICOR's comparison are more heavily weighted to the gas distribution industry and include proprietary surveys prepared by the American Gas Association, Peoples Energy and Southern California Gas, as well as gas utility and general industry surveys from the Towers Perrin Compensation Data Bank. The midpoints of the base salary ranges are targeted at the 50th percentile of the competitive data for each position with minimums and maximums from 20% below to 20% above targeted levels. The executive officers' 1994 salaries averaged 4% above those midpoints. In establishing actual salaries and merit adjustments related to these ranges, the Committee considers individual performance, potential, experience and changes in duties and responsibilities since the previous salary review.

     Annual incentive compensation opportunities are also based on periodic reviews of comparable positions in the same manner as described previously for salaries. Annual incentive awards are targeted at about the 60th percentile of the competitive data. Awards are earned for financial goals based upon actual performance compared to predetermined performance objectives with 70% of the target based on the net income results of the company's utility operations and the remainder based on the net income results of the nonutility and corporate operations. Participation in the annual incentive compensation plan, which includes the Chief Executive Officer and the other executive officers, is extended to those positions that play the most important roles in carrying out the company's annual operating plans, and also reflects competitive practice.

     The other executive officers have a portion (up to 85%) of their annual incentive target award based on participation in an annual incentive plan related entirely to the performance of Northern Illinois Gas, the company's primary subsidiary. Awards are earned for financial goals (50% of target) based on actual net income performance compared to established performance objectives; and for nonfinancial goals (50%) which are subjective and relate to the generation of new load, the cost of purchased gas, income from nontraditional sources, quality items concerned with safety and customer service and general corporate items. A participant may also have individual goals (up to 25% of total bonus target) which are part of the nonfinancial goal target and which are subjective and relate to the participant's area of responsibility.

     Mr. Cline's incentive compensation for 1994 is described below. As noted above, the other executive officers' target awards were based on participation in the NICOR plan and the Northern Illinois Gas plan. Their individual target awards were structured to reflect this combined participation and were established with the same general approach as applied to Mr. Cline. As a result of their combined participation, a proportionately higher percentage of their total annual incentive targets and payouts was based on the performance of Northern Illinois Gas, as well as on additional nonfinancial objectives specifically related to the performance of that business. Annual incentive compensation for the other executive officers for 1994 ranged from 97.5% to 103.3% of target, a result of achieving 92.5% of the net income goal under the NICOR plan, and 100% of the financial goal, 105% of the nonfinancial goals, and 183% of an individual goal for one officer under the Northern Illinois Gas plan.

The long-term incentive compensation program is comprised of a stock option plan and dividend performance units and is intended to focus senior management clearly on the company's long-term objective of creating value for shareholders. Under this program, participants generally receive periodic grants of stock options and an equal amount of dividend performance units with a combined target award value based on periodic comparison to awards for comparable positions as described in the salary section above. The target awards are set at about the 60th percentile of competitive data for each position. Participants in these plans are selected by the Compensation Committee and include the Chief Executive Officer and the other executive officers, as well as other company and subsidiary officers who are responsible for setting and carrying out the company's longer-range strategic plans.

     - The stock options carry a maximum ten-year term and are issued at market value.

     - Both stock options and dividend performance units vest after one year, but the exercise of stock options is generally restricted for a three-year period.

     - Each dividend performance unit accrues dividend equivalents at the rate dividends are paid on a share of NICOR stock over a three-year performance period.

     - At the end of the three-year period, the stock options automatically become exercisable. The dividend performance units can be earned based upon objectives established by the Compensation Committee for NICOR's three-year total shareholder return relative to the S&P Utilities Index (the same peer group used in the Performance Graph shown following this report). The potential number of dividend equivalents earned can range from 0% to 150% of the number granted. A 100% payout is achieved when NICOR's performance is in the upper 40% of the peer group comparisons.

     - If NICOR's total shareholder return for the three-year performance period is not positive, dividend performance units will not be earned, regardless of performance relative to the S&P Utilities Index.

Through this combination of stock options and dividend performance units, the long-term incentive compensation program is designed to motivate participants to manage the company so as to achieve increases in total shareholder return, rewarding them on the same basis that shareholders are rewarded -- through increases in stock price and dividends. From time to time, the company may also make restricted stock grants to selected key individuals.

  CEO Compensation

On April 21, 1994, Mr. Cline's base salary was increased by $35,000, a 5.5% increase. The Committee considered the following factors when reviewing Mr. Cline's salary: his job responsibility and scope; industry competitive data in utility and diversified utility companies, as well as general industry; his past salary adjustments; company performance for 1993 and over a five-year period, including NICOR earnings, financial condition, return on equity and total shareholder return; and individual performance, including leadership, organization development, shareholder/investor relations and civic/community/industry activities. The Committee did not attach any specific weighting to any one factor, and noted that some factors were more subjective than others.

Mr. Cline earned $371,850 in annual incentive compensation for performance in the calendar year 1994. This amounts to 92.5% of Mr. Cline's target annual incentive compensation award. His target award was based on the achievement of predefined net income objectives, 70% on a utility performance target and the remainder on a nonutility performance target. Actual net income performance met the utility goal and resulted in an award of 100% of that target but was less than the nonutility goal and resulted in an award of 75% of that target.

The Committee awarded Mr. Cline a grant of 60,000 dividend performance units on April 21, 1994. In making the grant, the Committee set his long-term incentive target at about the 60th percentile of competitive data for his position taking into account both the 1993 and 1994 grants of dividend performance units and options granted to him in 1992 which vest in 1994. No options were awarded to Mr. Cline in 1994, as he received a grant of 180,000 stock options in 1992 which vest and become exercisable in equal installments over the years 1993, 1994 and 1995, and, at the time of that grant, it was anticipated that no additional stock options would be granted in 1993 or 1994. The dividend performance units awarded to Mr. Cline in 1994 may be earned at the end of 1996 subject to the performance criteria described in this report. A 100% payout of the 60,000 units is achieved if NICOR's total shareholder return performance is in the upper 40% of the S&P Utilities Index. If NICOR's total shareholder return for the three-year performance period is not positive, dividend performance units will not be earned, regardless of performance relative to the S&P Utilities Index.

  1993 Tax Act

The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code. This section provides that compensation in excess of $1 million paid or accrued by the company to any of the five most highly compensated employees is not deductible by the company unless it meets procedural criteria mandated by law. The IRS has interpreted this section of the Act and issued proposed regulations. The criteria for preserving compensation deductibility are complex and could be subject to further modification.

The Compensation Committee has carefully reviewed the impact of Section 162(m) as it applies to tax considerations. It is the Committee's policy to maximize the effectiveness, as well as the tax deductibility, of the company's executive compensation programs. Therefore, the Committee considers it to be in the best interests of the company's stockholders to retain somewhat broader discretion in determination of performance criteria and administration of the company's Annual Incentive Programs than that contemplated by the proposed IRS regulations. In view of anticipated compensation levels of the covered employees in fiscal 1995, the Committee expects that most, if not all, officer compensation paid or accrued will qualify as a tax deductible amount and the impact, if any, on the company of any loss of deductions resulting from Section 162(m) will be immaterial.

         Compensation Committee of the Board of Directors of NICOR Inc.

   Charles S. Locke, Chairman   W. H. Clark  John E. Jones  Sidney R. Petersen

PERFORMANCE GRAPH

The following graph shows a five-year comparison of cumulative total returns for NICOR Common Stock, the S&P Utilities Index and the S&P 500 Index as of December 31 of each of the years indicated, assuming $100 was invested on January 1, 1990, and all dividends were reinvested.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN


                    1990       1991       1992       1993       1994
NICOR                101        110        126        148        127
S&P UTILITIES         97        112        121        138        127
S&P 500               97        126        136        150        156


SUMMARY COMPENSATION TABLE

The following table shows executive compensation for the years indicated for the Chief Executive Officer and the four other highest compensated executive officers:

                                                                                     LONG-TERM COMPENSATION
                                                                                 ------------------------------

                                                                                   AWARDS
                                                    ANNUAL COMPENSATION          ----------        PAYOUTS
                                              --------------------------------     SHARES     -----------------
                                                                  OTHER ANNUAL   UNDERLYING       LONG-TERM          ALL OTHER
                     NAME AND                 SALARY     BONUS    COMPENSATION    OPTIONS     INCENTIVE PLAN(1)   COMPENSATION(2)
               PRINCIPAL POSITION      YEAR     ($)       ($)         ($)           (#)              ($)                ($)
- ---------------------------------------------------------------------------------------------------------------------------------
R. G. Cline                            1994   659,231   371,850           0              0               0             27,688
Chairman and Chief Executive Officer   1993   628,846   409,575           0              0               0             26,412
  of the Company and Chairman of       1992   615,000   387,450           0        180,000         240,363             25,830
  Northern Illinois Gas Company
T. L. Fisher                           1994   394,039   197,439       2,500         37,000               0             26,201
President and Chief Operating Officer  1993   369,462   146,134       2,420         40,000               0             21,824
  of the Company and President and     1992   350,231   147,821       2,330         25,000          97,068             18,242
  Chief Executive Officer of
  Northern Illinois Gas Company
D. L. Cyranoski                        1994   171,923    59,720           0          9,000               0              9,332
Vice President, Secretary and          1993   162,539    49,223           0          9,000               0              9,185
  Controller of the Company and of     1992   152,385    48,897           0          7,000               0              8,676
  Northern Illinois Gas Company
D. W. Lohrentz                         1994   144,846    43,881         750          7,000               0             10,851
Treasurer of the Company               1993   139,616    43,778         726          7,000               0             10,739
  and Vice President of Northern       1992   127,846    40,580         699          6,000               0              8,959
  Illinois Gas Company
J. C. Flowers                          1994   139,846    48,459           0          7,000               0              7,680
Vice President Human Resources of the  1993   134,615    46,985           0          7,000               0              7,227
  Company and Vice President of        1992   123,154    45,938           0          5,000               0              7,264
  Northern Illinois Gas Company

- ---------------

(1) Value based on number of shares earned under the 1989 NICOR Long-Term Incentive Plan for a three-year performance period, with shares valued at the fair market value on the date issued.
(2) Includes company contributions to the NI-Gas Savings Investment Plan and credits to the Supplemental Savings Investment Plan for Messrs. Cline, Fisher, Cyranoski, Lohrentz and Flowers of $27,688; $14,895; $6,499; $5,475; and $5,286, respectively; interest earned in excess of market on deferred salary for Messrs. Fisher, Cyranoski, Lohrentz and Flowers of $6,077, $2,833, $2,429, and $2,394, respectively; and amounts credited under the 1968 NI-Gas Incentive Compensation Plan for Messrs. Fisher and Lohrentz of $5,229 and $2,947, respectively.

OPTION GRANTS TABLE

The following table shows stock options granted in 1994 to the Chief Executive Officer and the four other highest compensated executive officers:

                                                                                                   POTENTIAL REALIZABLE VALUE
                                                                                                     AT ASSUMED ANNUAL RATES
                                                                                                   OF STOCK PRICE APPRECIATION
                                                              INDIVIDUAL GRANTS                        FOR OPTION TERM(2)
                                              --------------------------------------------------   --------------------------------
                                              NUMBER OF
                                                SHARES      % OF TOTAL
                                              UNDERLYING     OPTIONS      EXERCISE
                                               OPTIONS      GRANTED TO     OR BASE
                                              GRANTED(1)   EMPLOYEES IN     PRICE     EXPIRATION
      NAME                                       (#)       FISCAL YEAR    ($/SHARE)      DATE         5%($)         10%($)
- --------------------                          ----------   ------------   ---------   ----------   -----------   -------------
All Stockholders(3).........................       N/A          N/A           N/A            N/A   929,140,965   2,355,364,284
R. G. Cline.................................         0            0           N/A            N/A           N/A             N/A
T. L. Fisher................................    37,000           26         27.50     04/22/2004       639,730       1,621,710
D. L. Cyranoski.............................     9,000            6         27.50     04/22/2004       155,610         394,470
D. W. Lohrentz..............................     7,000            5         27.50     04/22/2004       121,030         306,810
J. C. Flowers...............................     7,000            5         27.50     04/22/2004       121,030         306,810

- ---------------

(1) Options become exercisable on April 22, 1997, three years after the date of grant.
(2) These columns show the value, at April 21, 2004, of the options granted (and the increase in value of shares of all stockholders) assuming 5% and 10% annual rates of appreciation over the ten-year term of the options pursuant to requirements of the Securities and Exchange Commission and do not constitute any prediction by the company that these rates of appreciation will be realized. This table does not use the alternative of a grant date valuation because of the inherent unreliability of any such calculation.
(3) For "All Stockholders" the potential realizable value is calculated based on $27.50, the closing price of the Common Stock on April 21, 1994, and the outstanding shares of Common Stock on February 22, 1994, the record date of the 1994 annual meeting.

AGGREGATED OPTION EXERCISES IN 1994 AND YEAR-END OPTION VALUE TABLE

The following table shows the December 30, 1994, stock option values for the Chief Executive Officer and the four other highest compensated executive officers; none of these individuals exercised options in 1994:

                                                                                       NUMBER OF
                                                                                        SHARES            VALUE OF
                                                                                      UNDERLYING         UNEXERCISED
                                                                                      UNEXERCISED       IN-THE-MONEY
                                                                                        OPTIONS        OPTIONS AT YEAR
                                                                                    AT YEAR END(#)        END($)(1)
                                                                                   -----------------   ---------------
                                                                                     EXERCISABLE/       EXERCISABLE/
      NAME                                                                           UNEXERCISABLE      UNEXERCISABLE
- ----------------                                                                   -----------------   ---------------
R. G. Cline......................................................................    75,000/60,000     208,125/187,500
T. L. Fisher.....................................................................         0/77,000                 0/0
D. L. Cyranoski..................................................................     7,000/18,000            21,875/0
D. W. Lohrentz...................................................................     5,000/14,000            12,125/0
J. C. Flowers....................................................................     3,000/14,000             4,125/0

- ---------------

(1) Based on market value of the company's Common Stock at December 30, 1994, minus the exercise price.

LONG-TERM INCENTIVE PLAN -- AWARDS IN 1994

The following table shows dividend units granted in 1994 to the Chief Executive Officer and the four other highest compensated executive officers:

                                                                                            ESTIMATED FUTURE PAYOUTS UNDER
                                                                            PERFORMANCE       NON-STOCK PRICE-BASED PLAN
                                                                 NUMBER        PERIOD       -------------------------------
      NAME                                                      OF UNITS    UNTIL PAYOUT    THRESHOLD    TARGET    MAXIMUM
- ----------------                                                --------   --------------   ---------   --------   --------
R. G. Cline...................................................   60,000    1994 thru 1996    $56,550    $226,200   $339,300
T. L. Fisher..................................................   37,000    1994 thru 1996     34,873     139,490   209,235
D. L. Cyranoski...............................................    9,000    1994 thru 1996      8,483      33,930    50,895
D. W. Lohrentz................................................    7,000    1994 thru 1996      6,598      26,390    39,585
J. C. Flowers.................................................    7,000    1994 thru 1996      6,598      26,390    39,585

Each dividend unit accumulates dividends equivalent to dividends paid on one share of NICOR stock during the three-year period. If dividends increase during this period, the dividend equivalents would increase proportionately. The payout is modified by a performance multiplier which ranges from 0 to 1.5 -- the multiplier is based on NICOR total shareholder return over the three-year performance period as compared to the performance of the S&P Utilities Index, except that no awards will be earned if shareholder return for the period is not positive, regardless of the performance relative to the S&P Utilities Index. All dividend units earned become payable on April 22, 1997, three years after the date of grant.

RETIREMENT BENEFITS UNDER RETIREMENT PLANS

The following table shows the estimated annual benefits under the company's retirement plans on a straight life annuity basis at age 65 for various compensation bases and years of service classifications.

                                                                 YEARS OF SERVICE
    BASE                                   ------------------------------------------------------------
COMPENSATION                                  15           20           25           30           35
- ------------                               --------     --------     --------     --------     --------
  $150,000   ............................  $ 38,561     $ 51,415     $ 64,269     $ 77,123     $ 86,498
   250,000   ............................    65,561       87,415      109,269      131,123      146,748
   350,000   ............................    92,561      123,415      154,269      185,123      206,998
   450,000   ............................   119,561      159,415      199,269      239,123      267,248
   550,000   ............................   146,561      195,415      244,269      293,123      327,498
   650,000   ............................   173,561      231,415      289,269      347,123      387,748
   750,000   ............................   200,561      267,415      334,269      401,123      447,998

The Retirement Plan, which covers all company and Northern Illinois Gas Company employees not covered by a bargaining agreement, including executive officers of the company, is an actuarially-based, defined benefit plan with benefits determined by "Base Compensation" (highest annual average of base salary for any consecutive 60-month period) and years of service. The base salary for this purpose is the amount shown under "Salary" in the Summary Compensation Table. Benefits payable under the Retirement Plan in excess of the limitations under the Internal Revenue Code will be paid under the terms of the Supplemental Retirement Plan and those payments and payments pursuant to the agreement with Mr. Cline discussed below will be paid from general funds of the company. Under the Retirement Plan, at retirement an employee may elect to receive a lump sum benefit in lieu of semi-monthly payments. The lump sum payment is based on the actuarial present value of the future retirement payments utilizing the Pension Benefit Guaranty Corporation termination interest rate ("PBGC Rate") in effect at the beginning of the quarter during which retirement occurs. The benefits are not subject to any deduction for social security payments or any other offset amounts. Credited years of service under these arrangements are as follows: Mr. Cline, 34; Mr. Fisher, 27; Mr. Cyranoski, 28; and Mr. Lohrentz, 27 and Mr. Flowers, 26.

Under a 1985 agreement with the company, as amended in 1989, Mr. Cline is entitled to receive benefits equivalent to those he would have received under the Retirement, Supplemental Retirement, Savings Investment and Security Payment Plans if he had been employed by Northern Illinois Gas Company since July 10, 1960, and had been entitled to matching employer contributions under the Savings Investment Plan since that date plus interest thereon at the PBGC Rate. Benefits under this agreement will be reduced by the value of the vested benefits actually accrued under the company's Retirement, Supplemental Retirement and Security Payment Plans. Benefits under this agreement will also be reduced by the value of the vested benefit accrued under a prior employer's plans at the date of this agreement, and by interest thereon from that date forward at the PBGC Rate.

CHANGE IN CONTROL ARRANGEMENTS

In the event of a "change in control" of the company, then the following would apply:

     Under the provisions of the 1989 Long-Term Incentive Plan, all outstanding stock options and restricted stock will automatically become fully exercisable and/or vested;

     Under the terms of the Salary Deferral Plan, any deferred balance account shall be determined as though the participant retired and distributed as soon as practical; and,

     Under the terms of the Capital Accumulation Plan, under which certain executive officers deferred a portion of their salary in 1984 and 1985, the amount deferred shall be credited at an interest rate of 20 percent per annum from the date of deferral, less amounts already received, and distributed as soon as practical following termination within two years for any reason other than death or total and permanent disability.

A change in control occurs if any person or group is or becomes a beneficial owner of 30% or more of the voting power of NICOR, if a tender offer is made for the stock of NICOR which has not been negotiated and approved by the Board of Directors, or if individuals who were the Board's nominees for election shall not constitute a majority of the Board.

ITEM 2. APPOINTMENT OF INDEPENDENT AUDITORS

          (YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION)

The Board of Directors recommends that the stockholders ratify the appointment of Arthur Andersen LLP, independent public accountants, to audit the accounts of the company for 1995. Arthur Andersen LLP has audited the accounts of the company and its predecessor since 1954. If the stockholders do not ratify this appointment, other independent auditors will be considered by the Board upon recommendation of the Audit Committee. A representative of the firm will be present at the annual meeting with the opportunity to make a statement and to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

Stockholder proposals must be received at the company's General Office, P.O. Box 3014, Naperville, Illinois 60566-7014 on or before November 23, 1995, and must otherwise comply with Securities and Exchange Commission requirements to be eligible for inclusion in the Proxy Statement and the Form of Proxy relating to the 1996 Annual Meeting of Stockholders. In addition, notice must be received on or before March 4, 1996 and must otherwise comply with the company's By-Laws in order for stockholder proposals to be presented at the 1996 Annual Meeting.

                                 OTHER MATTERS

As of the date of this Proxy Statement, the company knows of no other matters to be brought before the meeting. If, however, further business is properly presented, the proxy holders will act in accordance with their best judgment.

By order of the Board of Directors.

                                          DAVID L. CYRANOSKI
                                          Vice President, Secretary
                                            and Controller

March 22, 1995

                                   APPENDIX


The following graphic material cannot be transmitted pursuant to EDGAR:

        1. A map of the area in Chicago showing parking garages and lots near The Northern Trust Company, the site of the annual meeting. This will appear on the page following the Notice of Annual Meeting of Stockholders.

        2. Photographs of the Director nominees that will appear next to their names and biographical information on pages two through five.

        3. Comparison of five-year cumulative total return graph. See table on page 12 for explanation of graph.

[NICOR LOGO]

PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned appoints Richard G. Cline, John H. Birdsall, III, Charles S. Locke, or any of them, proxies to vote all shares of stock which the undersigned is entitled to vote at the annual meeting of stockholders of the company, May 3,1995, or at any adjournment thereof, on all matters as set forth in the Proxy Statement and on all other matters properly presented at the meeting.

PROXIES WILL BE VOTED AS DIRECTED.
IN THE ABSCENCE OF SPECIFIC DIRECTION, SIGNED PROXIES WILL BE VOTED FOR BOTH ITEMS.


Continued and to be dated and signed on the other side

CONTINUED FROM THE OTHER SIDE
The Board of Directors recommends a vote FOR both proposals. Indicate your vote by an X in the appropriate boxes.

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             For    Against  Abstain
1. Election of Directors   Nominees                                  2. Ratification of the appointment      / /      / /     / /
                           -----------------------------------------    of Arthur Andersen LLP as
   / / FOR:                1. R. M. Beavers, Jr.   7. D. J. Keller      independent auditors for 1995.
       ALL Nominees        2. J. H. Birdsall, III  8. C. S. Locke     --------------------------------------------------------------
                           3. W. H. Clark          9. S. R. Petersen
  / /  WITHHOLD:           4. R. G. Cline         10. D. R. Toll
       ALL Nominees        5. T. L. Fisher        11. P. A. Wier
                           6. J. E. Jones
 / /   FOR:                                                                                       P.O. Box 3014
       ALL Nominees EXCEPT (1)                                                                    Naperville, IL  60566-7014
                                                                                                  708  305-9500
(1) To withhold authority to vote for any nominee, write that nominee's
    name below and mark an X in the "For ALL EXCEPT" box above.            [NICOR logo]

    ___________________________________________________________________
- -------------------------------------------------------------------------
P
R
O
X
Y                                                                                               Date________________________

Please vote, date and sign your name(s) exactly as      _______________________________ ____________________________________
shown and mail promptly in the enclosed envelope.       Stockholder Signature           If Joint Account, ALL should sign


NICOR 1-9764 2-95